IMMEDIATE RELEASE

Evans Bancorp Reports 59% Increase in Net Income for the 2012 Fourth Quarter and Record
Results for the Year

HAMBURG, NY, February 7, 2013– Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2012.

HIGHLIGHTS OF THE 2012 FOURTH QUARTER AND YEAR-END

•	Fourth quarter net income increased sharply to $2.1 million, or $0.51 per diluted share, from

$1.3 million, or $0.33 per diluted share in the fourth quarter of 2011.

•	Achieved record annual net income of $8.1 million in 2012, an increase of 33% from $6.1 million in 2011. On a per diluted share basis, net income was $1.95 compared with $1.49 in the prior year period.

•	Net interest income increased 6.9% in 2012 over 2011.

•	Return on average equity improved to 11.20% in 2012 compared with 9.17% in 2011.

•	Credit quality continued to improve as the ratio of non-performing loans and leases to total loans and leases decreased from 2.60% to 1.41% year over year.

Net income grew to $2.1 million in the fourth quarter of 2012, up 58.5% from net income of $1.3 million in the fourth quarter of 2011. The improvement in net income reflects higher net interest income, due to growth in interest earning assets and lower interest expense, stronger non-interest income performance, and a reduction in the provision for loan and lease losses as credit quality trends strengthened. Return on average equity was 11.33% for the fourth quarter of 2012 compared with 7.77% in the fourth quarter of 2011.

For the twelve months ended December 31, 2012, Evans recorded net income of $8.1 million, or $1.95 per diluted share, a 33% increase over net income of $6.1 million, or $1.49 per diluted share, in the same period in 2011. The return on average equity was 11.20% for the twelve-month period ended
December 31, 2012, compared with 9.17% in the same period in 2011.

Our annual results reflect the steady growth we have achieved in a number of key areas including loans, deposits and customer relationships and is a reflection of the hard work of our employees,” stated David J. Nasca, President and CEO of Evans Bancorp. “2012 is the second consecutive year of record earnings which is impressive given the challenging economy and current regulatory environment. The favorable earnings trends clearly indicate that our community-based, customer centric banking model is valued and successful.”

Net Interest Income

Net interest income was $7.1 million for the 2012 fourth quarter, up 3.0% when compared with the fourth quarter of 2011 and up 2.2% from the trailing third quarter of 2012.

The Company’s net interest margin stabilized in the fourth quarter at 3.78%, reflecting a higher yield on loans and continued re-pricing of interest bearing liabilities. The third quarter net interest margin rate was 3.76%, while the 2012 fourth quarter rate was 4.03%. When compared with last year’s fourth quarter, the Company has been able to partially off-set the 51 basis point decrease in the yield on interest-earning assets through re-pricing its interest bearing liabilities by 31 basis points and improving its deposit mix.

Evans released $129 thousand in provision for loan and lease losses in the fourth quarter of 2012 as it benefited from a release of $190 thousand in leasing reserve after continued improvement in the portfolio’s performance. The prior-year period had a provision of $0.8 million, while the trailing third quarter of 2012 had a provision of $9 thousand.

Non-Interest Income Strengthens

Non-interest income increased to $3.3 million, or 31.6% of total revenue, in the fourth quarter of 2012, from $2.9 million in the fourth quarter of 2011. Insurance agency revenue of $1.6 million was up $241 thousand, or 17.7%, from the 2011 fourth quarter, due mostly to increases in profit sharing and commercial lines revenue. Other income was up $166 thousand from fourth quarter of 2011, mostly due to premiums on residential mortgages sold to Fannie Mae (servicing retained). Service charges on deposits increased 3.3% to $498 thousand from the prior-year period. Compared with the third quarter of 2012, total non-interest income was up 2.1%, due mainly to premiums on residential mortgages sold to Fannie Mae.

Non-Interest Expense Increases to Support Growth

Total non-interest expense was $7.2 million in the fourth quarter of 2012, an increase of 1.9% from
$7.1 million in the fourth quarter of 2011. The largest component of the increase was salaries and employee benefits, which were up $0.2 million, or 3.9%, compared with the fourth quarter of 2011. This was due mainly to merit increases, higher health care costs and increased staff to support the Company’s growth.

The Company’s fourth quarter efficiency ratio improved to 68.78% from 71.35% during the prior-year period on stronger revenue growth coupled with expense control.

Income tax expense for the quarter ended December 31, 2012, was $1.2 million, representing an effective tax rate of 35.8% compared with an effective tax rate of 27.8% in the fourth quarter of 2011. The change in tax rate reflects a decrease in tax exempt income as a percentage of total income.

Balance Sheet Highlights

Total assets grew to $809.7 million at December 31, 2012, up 9.3% from $740.9 million December 31, 2011 and up 1.3% from $799.3 million at the end of the third quarter of 2012. Core loans, which are defined as total loans and leases less national direct financing leases, were $581.3 million at December 31, 2012, an increase of 0.7% from $577.4 million at December 31, 2011, and down 2.5% from $596.2 million at September 30, 2012. The decrease in loans during the fourth quarter was due mainly to the prepayment of several large commercial loans despite origination activity remaining strong throughout 2012. The annual average outstanding balance of the loan portfolio increased $44.0 million or 8.2% in 2012 compared to 2011.

Investment securities were $95.8 million at December 31, 2012, down 0.1% from $95.9 million at the end of the third quarter of 2012 and down 7.7% from $103.8 million as of the end of fourth quarter of 2011. Other assets increased $75.8 million over last year’s fourth quarter. The majority of this increase was in Fed Funds sold balances due to deposit growth outpacing loan growth.

Total deposits were $679.0 million at December 31, 2012, up $62.8 million, or 10.2%, from $616.2 million at December 31, 2011, and up $6.3 million, or 0.9%, from $672.7 million at September 30, 2012. The sequential quarter and year-over-year growth was attributable to strong core deposit increases in both commercial and consumer products. The Company’s Better Checking product (included in the NOW category), along with its complementary Better Savings product, have been successful in acquiring new customers, deepening existing relationships, and increasing fee income.

Asset Quality Continues to Improve

Net charge-offs to average total loans and leases ratio were 0.24% for the fourth quarter of 2012, down from 0.31% in the third quarter of 2012 and up from 0.03% in the fourth quarter of 2011. The charge-off percentage remains below industry standards and reflects the Bank’s focus on strong credit standards and thresholds.

The ratio of non-performing loans and leases to total loans and leases improved to 1.41% at
December 31, 2012, from 1.57% and 2.60% at September 30, 2012, and December 31, 2011, respectively. During the fourth quarter of 2012, there was a $1.2 million decrease in non-performing loans and leases, due mainly to commercial loan charge-offs ($0.4 million), the continued run-off of the leasing portfolio ($0.1 million) and commercial loan pay downs ($0.5 million).

As a result of growth in loans and charge-offs during the fourth quarter of 2012, the ratio for the allowance for loan and lease losses to total loans and leases decreased to 1.67% at December 31, 2012, compared with 1.71% at September 30, 2012, and 1.97% at December 31, 2011. While the ratio decreased, the level of non-performing loans and leases decreased to a greater extent, resulting in an improved coverage ratio of 118.3% at December 31, 2012, compared with 108.4% at September 30, 2012 and 75.7 % at December 31, 2011.

Gary J. Kajtoch, Executive Vice President and CFO, commented, “We want to grow in a prudent and profitable manner by fostering relationships with our customers and taking market share from our competitors. While we have grown earnings significantly, and realized continued decline in non-performing assets, the credit quality of our portfolios remains a priority. We believe that a sound credit culture along with a concerted effort to improve efficiency will result in a solid platform for future growth.”

Record Earnings Highlight Strong 2012

Net interest income for 2012 was $27.8 million, an increase of $1.8 million, or 6.9%, over 2011, primarily due to strong growth in the Company’s commercial loan portfolio. Although still strong by industry standards, the falling interest rate environment has resulted in a compression of the net interest margin to 3.84% in 2012 from 3.99% in 2011.

The Company released $68 thousand in provision in 2012, a measurable improvement from a provision for loan and lease losses of $2.5 million in 2011. The year-over-year change was mainly attributable to improved credit quality trends within the commercial loan and leasing portfolios resulting in lower provision levels during 2012. Non-performing loans and leases decreased by 45.8% to $8.2 million in 2012, from $15.2 million in 2011.

Non-interest income was $12.8 million for 2012, up $0.4 million from 2011. Positively impacting non-interest income were year over year increases in bank service charges ($0.1 million), insurance revenue ($0.1 million), and residential mortgages sold to Fannie Mae ($0.3 million).

Non-interest expense increased $1.6 million, or 5.7%, to $28.8 million in 2012. The increase reflects higher salaries and employee benefits of $1.5 million due to severance costs incurred as a result of the departure of an executive from the Company, merit increases, and the addition of new employees as part of the Company’s planned growth strategy. Also contributing to the increase were professional services expenses related to the workout of criticized loans and the technology and communications line which was due mostly to an increase in customer electronic transactions. Those increases were partially offset by lower amortization expense related to intangible assets acquired in the 2007 purchase of an insurance agency, a reduction in FDIC insurance expense and a decrease in occupancy expense driven by consolidation of retail insurance locations.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.69% at December 31, 2012. Book value per share was $17.94 at December 31, 2012, compared with $17.82 at September 30, 2012, and $16.72 at December 31, 2011. Tangible book value per share at December 31, 2012 was $15.92, up 0.9% from the end of the third quarter of 2012 and up 9.0% from the fourth quarter 2011.

The Company increased its annual dividend, which was paid out semi-annually, by 10% from $0.40 per share in 2011 to $0.44 per share in 2012. Evans then accelerated payment of its semi-annual dividend scheduled to be paid in April 2013 to December 2012. The December dividend of $0.24 per share was a 9% increase from the previous $0.22 per share dividend paid on October 9, 2012.

Outlook

Mr. Nasca concluded, “We believe our full-service community banking approach coupled with our commitment to exceeding customers’ expectations is a competitive advantage and enables us to win new business and deepen relationships with our customers. As we enter 2013, current headwinds, including intense competition, historically low interest rates, an uneven economy and an onerous regulatory environment, are expected to persist. We believe maintaining our focus on customers by providing superior service and a comprehensive suite of personal and business products, as well as upholding conservative credit standards, will translate into our continued success.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $810 million in assets, 13 branches and $679 million in deposits at December 31, 2012. Evans is a full-service community bank, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 7 insurance offices in the Western New York region. Evans Investment Services, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands except shares and per share data)

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
ASSETS
Investment Securities	$95,807	$95,912	$96,802	$112,492	$103,783
Loans	581,283	596,176	594,569	575,188	577,383
Leases	1,612	2,440	3,355	4,512	6,022
Allowance for loan and lease losses	(9,732)	(10,208)	(10,658)	(10,790)	(11,495)
Goodwill and intangible assets	8,429	8,492	8,569	8,675	8,779
All other assets	132,277	106,496	85,486	85,716	56,430
Total assets	809,676	799,308	778,122	775,793	740,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	123,405	126,251	116,231	114,423	118,037
NOW deposits	65,753	62,946	63,535	62,077	50,761
Regular savings deposits	380,924	375,859	365,875	363,552	333,938
Time deposits	108,910	107,674	108,279	109,629	113,467
Total deposits	678,992	672,730	653,920	649,681	616,203
Borrowings	42,441	39,411	40,185	42,010	42,340
Other liabilities	13,416	13,185	11,736	13,647	13,371
Total stockholders’ equity	$74,827	$73,982	$72,281	$70,455	$68,988

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,171,473	4,151,985	4,153,332	4,128,905	4,124,892
Book value per share	$17.94	$17.82	$17.40	$17.06	$16.72
Tangible book value per share	$15.92	$15.77	$15.34	$14.96	$14.60
Tier 1 leverage ratio	9.69%	9.71%	9.77%	9.74%	9.71%
Tier 1 risk-based capital ratio	13.41%	12.96%	12.92%	12.96%	12.77%
Total risk-based capital ratio	14.67%	14.22%	14.18%	14.22%	14.03%

ASSET QUALITY DATA
Non-performing loans	$8,058	$9,160	$10,578	$12,091	$14,016
Non-performing leases	171	255	430	950	1,160
Total non-performing loans and leases	8,229	9,415	11,008	13,041	15,176
Net loan charge-offs	346	459	433	456	41
Net lease charge-offs	—	—	—	—	—
Total net loan and lease charge-offs	346	459	433	456	41

Non-performing loans/Total loans and leases	1.38%	1.53%	1.77%	2.09%	2.40%
Non-performing leases/Total loans and leases	0.03%	0.04%	0.07%	0.16%	0.20%
Non-performing loans and leases/Total loans and leases	1.41%	1.57%	1.84%	2.25%	2.60%
Net loan and lease charge-offs/Average loans and leases	0.24%	0.31%	0.30%	0.32%	0.03%
Allowance for loans and leases to total loans and leases	1.67%	1.71%	1.78%	1.86%	1.97%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands except share and per share data)

	2012	2012	2012	2012	2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	8,409	8,309	8,289	$8,369	$8,518
Interest expense	1,309	1,364	1,408	1,516	1,627
Net interest income	7,100	6,945	6,881	6,853	6,891
Provision for loan and lease losses	(129)	9	301	(249)	828
Net interest income after provision	7,229	6,936	6,580	7,102	6,063

Deposit service charges	498	487	437	436	482
Insurance service and fee revenue	1,604	1774	1,643	1,945	1,363
Bank-owned life insurance	120	118	134	117	123
Other income	1,060	837	824	790	894
Total non-interest income	3,282	3,216	3,038	3,288	2,862

Salaries and employee benefits	4,083	4,778	4,229	4,214	3,931
Occupancy	776	679	645	685	750
Repairs and maintenance	213	210	177	169	191
Advertising and public relations	214	119	336	145	247
Professional services	463	356	567	539	456
Technology and communications	337	320	276	263	273
Amortization of intangibles	63	77	105	104	114
FDIC insurance	130	118	139	134	153
Other expenses	926	699	848	656	958
Total non-interest expenses	7,204	7,356	7,323	6,909	7,073

Income before income taxes	3,307	2,796	2,295	3,481	1,852
Income tax provision	1,185	660	800	1,102	514
Net income	2,122	$2,136	$1,495	$2,379	$1,338

PER SHARE DATA
Net income per common share-diluted	$0.51	$0.51	$0.36	$0.58	$0.33
Cash dividends per common share	$0.24	$0.22	$0.00	$0.22	$0.00
Weighted average number of diluted shares	4,180,578	4,177,567	4,156,868	4,131,330	4,115,061

PERFORMANCE RATIOS
Return on average total assets	1.05%	1.07%	0.77%	1.26%	0.72%
Return on average stockholders’ equity	11.33%	11.60%	8.33%	13.59%	7.77%
Efficiency ratio	68.78%	71.64%	72.75%	67.10%	71.35%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND
YIELDS/RATES (UNAUDITED)
(in thousands)
	2012	2012	2012	2012	2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Loans and leases, net	$585,453	$590,200	$574,639	$568,863	$557,875
Investment securities	101,135	99,347	101,053	105,339	102,676
Interest bearing deposits at banks	63,797	48,619	39,198	23,271	22,928
Total interest-earning assets	750,385	738,166	714,890	697,473	683,479
Non interest-earning assets	58,617	57,776	58,261	58,607	58,078
Total Assets	809,002	795,942	773,151	756,080	741,557

NOW	62,245	62,283	60,472	55,116	49,665
Regular savings	355,327	352,378	336,798	326,090	307,164
Muni-Vest savings	28,991	21,792	26,821	22,076	29,808
Time deposits	108,447	108,179	109,170	112,079	117,074
Total interest-bearing deposits	555,010	544,632	533,261	515,361	503,711
Other borrowings	41,948	39,883	40,619	42,512	41,425
Total interest-bearing liabilities	596,958	584,515	573,880	557,873	545,136

Demand deposits	124,741	124,590	115,033	114,783	115,342
Other non-interest bearing liabilities	12,408	13,186	12,471	13,418	12,219
Stockholders’ equity	74,895	73,651	71,766	70,006	68,860
Total interest-free funds	212,044	211,427	199,271	198,207	196,421

Total Liabilities and Equity	$809,002	$795,942	$773,151	$756,080	$741,557

YIELD/RATE

Loans and leases, net	5.26%	5.13%	5.23%	5.28%	5.49%
Investment securities	2.74%	2.93%	2.98%	3.23%	3.33%
Interest bearing deposits at banks	0.09%	0.12%	0.15%	0.15%	0.14%
Total interest-earning assets	4.48%	4.50%	4.64%	4.80%	4.99%

NOW	1.05%	1.03%	0.99%	1.01%	1.29%
Regular savings	0.46%	0.54%	0.57%	0.69%	0.77%
Muni-Vest savings	0.30%	0.29%	0.30%	0.38%	0.46%
Time deposits	1.70%	1.67%	1.80%	1.85%	1.94%
Total interest-bearing deposits	0.76%	0.81%	0.86%	0.96%	1.07%
Other borrowings	2.45%	2.59%	2.58%	2.58%	2.65%
Total interest-bearing liabilities	0.88%	0.93%	0.98%	1.09%	1.19%

Interest rate spread	3.60%	3.57%	3.66%	3.71%	3.80%
Contribution of interest-free funds	0.18%	0.19%	0.19%	0.22%	0.23%
Net interest margin	3.78%	3.76%	3.85%	3.93%	4.03%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (Unaudited)
(in thousands except share and per share data)
	2012	2011
	Year to Date	Year to Date	Change

Interest income	$33,376	$32,715	2.0%
Interest expense	5,597	6,727	-16.8%
Net interest income	27,779	25,988	6.9%
Provision for loan and lease losses	(68)	2,484	-102.7%
Net interest income after provision	27,847	23,504	18.5%

Deposit service charges	1,858	1,783	4.2%
Insurance service and fee revenue	6,966	6,902	0.9%
Bank-owned life insurance	489	454	7.7%
Other income	3,511	3,293	6.6%
Total non-interest income	12,824	12,432	3.2%

Salaries and employee benefits	17,304	15,820	9.4%
Occupancy	2,785	3,119	-10.7%
Repairs and maintenance	769	689	11.6%
Advertising and public relations	814	812	0.2%
Professional services	1,925	1,776	8.4%
Technology and communications	1,196	982	21.8%
Amortization of intangibles	349	490	-28.8%
FDIC insurance	521	652	-20.1%
Other expense	3,129	2,901	7.9%
Total non-interest expense	28,792	27,241	5.7%

Income before income taxes	11,879	8,695	36.6%
Income tax provision (benefit)	3,747	2,583	45.1%
Net income	$8,132	$6,112	33.0%

PER SHARE DATA
Net income per common share-diluted	$1.95	$1.49	30.9%
Cash dividends per common share	$0.68	$0.40
Weighted average number of diluted shares	4,159,690	4,104,533

PERFORMANCE RATIOS
Return on average total assets	1.04%	0.86%
Return on average stockholders’ equity	11.20%	9.17%
Efficiency ratio	70.05%	69.68%